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                                                                   EXHIBIT 10.22

                              SEPARATION AGREEMENT

     This Separation Agreement (hereinafter, the "Separation Agreement") is made and entered into as of the __ day of December, 2001, by and between John D. Beletic, residing in Dallas County, Texas (hereinafter, "Beletic"), and WebLink Wireless, Inc., a Delaware corporation headquartered in Dallas County, Texas (hereinafter, "WebLink" and together with Beletic, the "Parties").

                                    RECITALS

     WHEREAS, Beletic, the Chairman of the Board and Chief Executive Officer of WebLink, has advised the Board of Directors of WebLink (hereinafter the "Board") that he desires to reduce his involvement in the active management of WebLink;

     WHEREAS, Beletic has advised the Board that he is willing to and desires to modify his employment relationship with WebLink (in the manner described herein) to facilitate the successful reorganization of WebLink;

     WHEREAS, the Board desires to accommodate Beletic's wishes and deems the proposed changes to Beletic's employment relationship and the other matters addressed by this Separation Agreement to be in the best interests of WebLink;

     WHEREAS, WebLink is acting under this Separation Agreement in its capacity as "debtor-in-possession" pursuant to that certain matter styled In re WebLink Wireless, Inc. et al, Debtors, Jointly Administered Case No. 01-34275-SAF-11 (hereinafter the "Bankruptcy Case");

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

     1. The effectiveness of this Separation Agreement is conditioned upon a final non-appealable order (hereinafter the "Order") approving this Separation Agreement being entered by the United States Bankruptcy Court for the Northern District of Texas in the Bankruptcy Case.

     2. During the period commencing with the entry of the Order and ending upon the close of business on January 31, 2002, Beletic's base salary will be reduced to Three Hundred Thousand and 00/100 Dollars ($300,000.00) per annum, subject to all standard payroll taxes and withholding amounts. Beletic's participation in the 4th Quarter 2001 portion of WebLink's 2001 annual bonus plan for the fiscal year ending December 31, 2001, will be based upon his current target percentage applied against his weighted average base salary for such quarter. Beletic's status as an employee of WebLink will terminate upon the close of business on January 31, 2002. The term of that certain Retention Agreement, dated January 3, 2000, by and between Beletic and WebLink and the term of that certain Phantom Stock Agreement, dated January 3, 2000, by and between Beletic and WebLink, will each expire on the effectiveness of this Separation Agreement. Beletic will continue as Chairman of the Board and a director of WebLink until he sooner resigns or is removed.

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     3. Except as hereinafter set forth, Beletic, on his behalf and on behalf of his heirs, successors, agents, executors, administrators, attorneys and assigns, hereby knowingly and voluntarily releases, waives his right to recover from and forever discharges WebLink and any and all of its current or former stockholders, officers, directors, employees, representatives, agents, attorneys, affiliates, successors and assigns (hereinafter referred to as the "WebLink Released Parties"), to the fullest extent permitted by law, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) (hereinafter collectively referred to as "Claims"), of any nature whatsoever, known or unknown, suspected or unsuspected, which he now has, owns, or holds, or claims to have, own, or hold, or which he at any time heretofore had, owned, or held, or claimed to have had, owned, or held, against any one or more of the WebLink Released Parties for any reason whatsoever in law or in equity, under federal, commonwealth, state or local law (whether domestic or foreign), including without limitation any and all Claims arising from (i) Beletic's participation or right to participate in WebLink's Key Employee Retention Plan, dated February 14, 2001, or the Amended Key Employee Retention Plan approved by the Board on October 25, 2001, (ii) any claim by Beletic to payment by WebLink of severance compensation, (iii) any employment statute or regulation, any employment discrimination law, including, but not limited to, the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq., Title VII of the Civil Rights Act of 1964, as amended, and the Equal Pay Act of 1963, The Americans with Disabilities Act of 1990, as amended, the Employee Retirement Income Security Act (non-vested rights only), Texas Labor Code Section 21.001 et seq. (Texas Employment Discrimination) and any other federal, commonwealth, state, or local civil rights, pension or labor law (whether domestic or foreign), and (iv) any and all stock options granted to Beletic by WebLink. Beletic warrants that, except as hereinafter set forth, this is a general release and that he has not assigned or transferred any Claims that would have, but for such assignment or transfer, been covered hereby. Nothing in this Paragraph will be deemed to release or discharge WebLink from its obligations set forth in this Separation Agreement.

     4. Without limiting the generality of the foregoing, Beletic, on his behalf and on behalf of his heirs, successors, agents, executors, administrators, attorneys and assigns, further agrees not to sue or otherwise institute or cause to be instituted, or solicit, encourage, or cause any other individual or entity to sue or otherwise institute or cause to be instituted, except as required by order of a court or of any agency of any federal, commonwealth, state, or local government (whether domestic or foreign), the prosecution of any claim, complaint, or charge seeking damages against any WebLink Released Party in any federal, commonwealth, state, local or other court, administrative agency, commission, or other forum (whether domestic or foreign) concerning any Claims released herein, and Beletic irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning Claims released herein. Beletic specifically represents that no complaints, charges, or other proceedings are pending in any court, administrative agency, or other forum relating directly or indirectly to any Claims released herein.

     5. Beletic hereby acknowledges that in connection with his service as an officer of the Company, he had access to and received information of the Company (oral, written and otherwise) that is non-public, confidential and/or proprietary in nature (the "Confidential Information"). Beletic reaffirms his obligation regarding such Confidential Information and

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covenant not to compete as set forth in the Confidentiality and Noncompetition
Agreement signed by Beletic on June 6, 1997.

     6. Except as hereinafter set forth, WebLink, on its behalf and on behalf of its affiliates, successors, agents, attorneys and assigns, hereby knowingly and voluntarily releases, waives its rights to recover from and forever discharges Beletic and any and all of his heirs, successors, agents, administrators, attorneys, executors and assigns (hereinafter referred to as the "Beletic Released Parties"), to the fullest extent permitted by law, from any and all Claims, of any nature whatsoever, known or unknown, suspected or unsuspected, which it now has, owns, or holds, or claims to have, own, or hold, or which it at any time heretofore had, owned, or held, or claimed to have had, owned, or held, against any one or more of the Beletic Released Parties for any reason whatsoever in law or in equity, under federal, commonwealth, state or local law (whether domestic or foreign). WebLink warrants that, except as hereinafter set forth, this is a general release and that it has not assigned or transferred any Claims that would have, but for such assignment or transfer, been covered hereby. Nothing in this Paragraph will be deemed to release or discharge Beletic from his obligations set forth in this Separation Agreement.

     7. Without limiting the generality of the foregoing, WebLink, on its behalf and on behalf of its affiliates, successors, agents, attorneys and assigns, further agrees not to sue or otherwise institute or cause to be instituted, or solicit, encourage, or cause any other individual or entity to sue or otherwise institute or cause to be instituted, except as required by order of a court or of any agency of any federal, commonwealth, state, or local government (whether domestic or foreign), the prosecution of any claim, complaint, or charge seeking damages against any Beletic Released Party in any federal, commonwealth, state, local or other court, administrative agency, commission, or other forum (whether domestic or foreign) concerning any Claims released herein, and WebLink irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning Claims released herein. WebLink specifically represents that no complaints, charges, or other proceedings are pending in any court, administrative agency, or other forum relating directly or indirectly to any Claims released herein.

     8. Notwithstanding the foregoing, neither Beletic nor WebLink will be deemed to have released any party with respect to Claims arising out of or attributable to (i) contractual obligations of the Parties not expressly addressed above, (ii) Beletic's entitlement to salary and bonuses accrued but not yet paid as of the effectiveness of this Separation Agreement, (iii) Beletic's entitlement to participate in WebLink's employee benefit plans in which employees of WebLink are generally entitled to participate or (iv) Beletic's rights to or Claims for contribution or indemnification pursuant to WebLink's certificate of incorporation or bylaws or any contract or statutory or common law. In addition, notwithstanding the foregoing, (i) Beletic will not be deemed to have released or relinquished any rights or Claims he has as an insured or otherwise arising out of or relating to any contract of insurance, including but not limited to WebLink's Directors and Officers Liability Insurance Policies, and (ii) WebLink and Beletic will not be deemed to have released any Claim arising out of or attributable to the factual allegations now or hereafter set forth in that certain litigation styled

     (i) Park Avenue Securities v. WebLink Wireless, Inc. and John D. Beletic; Civil Action No. 3-01-CV-0498-L, Consolidated with Civil Action No. 3-01-CV-0551-L,

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          Civil Action No. 3-01-CV-0563-L and Civil Action No. 3-01-CV-0674-L;
          pending in the United States District Court for the Northern District of Texas; and

     (ii) Pine T-1 Limited Partnership v. WebLink Wireless, Inc. and John D. Beletic; Civil Action No. 3-01-CV-1634-L; originally filed in County Court at Law No. 5, Dallas County, Texas; removed to and pending in the United States District Court for the Northern District of Texas.

     9. WebLink will use its reasonable best efforts to carry for the first five
(5) years following the effectiveness of this Separation Agreement, in coverage, form, retroactive date and amount at least equal to the coverage carried as of the date of this Separation Agreement, directors' and officers' liability insurance covering each such person currently covered by such insurance, including but not limited to Beletic, and pay all premiums on the policies for such insurance when and as they become due and do all other things necessary to maintain such policies in full force and effect.

     10. The rights and restrictions in this Separation Agreement may be exercised and are applicable only to the extent that they do not violate applicable laws, and are intended to be limited to the extent necessary so that they will not render this Separation Agreement illegal, invalid or unenforceable. If any term shall be held illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect.

     11. This Separation Agreement may be amended, modified, or supplemented only by a written instrument executed by the Parties, and shall be binding upon their respective heirs, beneficiaries, successors and assigns. This Separation Agreement is entered into in Dallas County, Texas and shall be governed by and construed under the laws of the State of Texas, exclusive of any choice of law rules. To the maximum extent practicable, this Separation Agreement will be deemed to call for performance in Dallas County, Texas.

     12. This Separation Agreement sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof, supersedes any prior agreement with respect to the subject matter hereof, and merges all prior discussions and negotiations between the Parties. The Parties each represent that they are not relying on any promises or oral or written statements or representations other than those contained in this Separation Agreement.

     13. Each Party acknowledges that such Party has read and understands this Separation Agreement and executes it knowingly, voluntarily and without coercion. Beletic further acknowledges that he is being advised herein in writing to consult with an attorney prior to executing this Separation Agreement, and that he has been given a period of at least forty-five days within which to consider and execute this Separation Agreement, unless he voluntarily chooses to execute this Separation Agreement before the end of the twenty-one day period by executing the attached Election to Execute Prior to Expiration of Forty-Five Day Consideration Period. Beletic understands that he has seven days following his execution of this Separation Agreement to revoke it. For such revocation to be effective, written notice of revocation must be delivered directly to the attention of Frederick G. Anderson, General Counsel at WebLink's Dallas, Texas headquarters, no later than 5:00 p.m. on the seventh calendar day after Beletic

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signs this Separation Agreement. If Beletic revokes this Agreement, it shall not be effective or enforceable and he shall not receive the benefits described herein.

     IN WITNESS THEREOF, Beletic and WebLink, after carefully reading the provisions of this Separation Agreement herein declare that they understand such provisions and willingly accept and agree thereto by executing this Separation Agreement.

                                       WebLink Wireless, Inc.

                                       By:
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John D. Beletic                            Name:
                                                 --------------------------
                                           Title:
                                                  -------------------------

Date:                                  Date:
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                     ELECTION TO EXECUTE PRIOR TO EXPIRATION
                     OF FORTY-FIVE DAY CONSIDERATION PERIOD

     I, John D. Beletic, understand that I have at least forty-five days within which to consider and execute the foregoing Separation Agreement. However, after having an opportunity to consult counsel I have freely and voluntarily elected to execute the Separation Agreement before the forty-five day period has expired.


                                       ------------------------------------
                                       John D. Beletic

                                       Date:
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